Exhibit 99.1

HireQuest Reports Financial Results for Third Quarter 2023

GOOSE CREEK, South Carolina – November 8, 2023 – HireQuest, Inc. (Nasdaq: HQI), a national franchisor of direct dispatch, executive search, and commercial staffing services, today reported financial results for the third quarter ended September 30, 2023.

Third Quarter 2023 Summary

●	Franchise royalties increased 19.9% to $8.9 million compared to $7.4 million in the prior year period.
●	Total revenue increased 18.1% to $9.3 million compared to $7.8 million in the prior year period.
●

Selling, general and administrative (“SG&A”) expenses increased 201% to $6.4 million compared to $2.1 million in the prior year period. The increase in SG&A is primarily due to a $2.8 million net increase in workers’ compensation expense as well as increased expenses to support growth in system-wide sales as a result of organic growth and acquisitions, particularly MRINetwork. Excluding workers’ compensation and impairment of notes receivable, SG&A increased 34.1%.

●	Income from operations decreased 57.7% to $2.2 million compared to $5.2 million in the prior year period.
●

Net income from continuing operations was $1.6 million, or $0.12 per diluted share, a decrease of 61.5% compared to net income from continuing operations of $4.1 million, or $0.30 per diluted share in the prior year period.

●	Adjusted EBITDA of $3.7 million compared to $6.5 million in the prior year period.

Year-To-Date 2023 Summary

●	Franchise royalties increased 26.9% to $26.9 million compared to $21.2 million in the prior year period.
●	Total revenue increased 22.8% to $28.1 million compared to $22.9 million in the prior year period.
●

SG&A increased 123.1% to $17.8 million compared to $8.0 million in the prior year period. The increase in SG&A for the first nine months of 2023 is primarily related to increased workers’ compensation expenses, integration costs associated with the acquisition of MRINetwork, and increased expenses to support growth in system-wide sales as a result of organic growth and acquisitions, particularly MRINetwork. Excluding workers’ compensation and impairment of notes receivable, SG&A increased 53.9%.

●	Income from operations decreased 38.8% to $8.2 million compared to $13.4 million in the prior year period.
●

Net income from continuing operations was $6.0 million, or $0.44 per diluted share, compared to net income of $9.4 million, or $0.69 per diluted share in the prior year period, primarily related to increased expenses including SG&A, depreciation & amortization, and interest and other financing expenses.

●	Adjusted EBITDA of $12.2 million compared to $17.7 million in the prior year period.

System-wide sales for the third quarter of 2023 increased to $151.2 million compared to $123.2 million for the same period in 2022, primarily related to the acquisition of MRINetwork, offset by a general decline in system-wide sales from existing operations.

Rick Hermanns, HireQuest’s President and Chief Executive Officer, commented, “We achieved revenue growth in the third quarter, driven primarily by the addition of MRINetwork. Our bottom line was again negatively impacted by workers compensation expense which had a net increase of $2.8 million compared to the third quarter in 2022. Workers compensation insurance is a critical component of our operations and is impacted by different factors, some in our control and some not. We’re working with our partners in this area to adjust our plan to better reflect our business as it stands today and reduce its impact in the future, however no meaningful improvement can be expected until the second quarter of next year. In addition to workers’ compensation, our SG&A costs have increased to support our ongoing growth in system sales which, while up year-over-year, have been negatively impacted by the economy.”

“We have a long-term view in our business and as a result have maintained an operational staffing level that can support growth such as our pending acquisition of TEC Staffing Services announced earlier this month. Our operations team has the capacity to support the additional system sales and offices TEC brings with little to no incremental expenses, thus restoring some of the operating leverage we’ve lost due to the current economic environment.”

Mr. Hermanns concluded, “Given the challenging economic environment in our industry, I’m proud of our franchisees’ performance and HireQuest’s continued profitability. I’m confident that we are well positioned to continue to drive strong performance as a leading provider of temporary workforce hiring and professional recruiting solutions.”

Third Quarter 2023 Financial Results

Franchise royalties in the third quarter of 2023 were $8.9 million compared to $7.4 million in the prior-year period. Service revenue was $377 thousand compared to $429 thousand in the prior-year period. Total revenue in the third quarter of 2023 was $9.3 million compared to $7.8 million in the year-ago quarter, an increase of 18.1%.

SG&A expenses in the third quarter of 2023 were $6.4 million compared to $2.1 million in the third quarter of 2022. The increase in SG&A expenses was primarily related to increased costs associated with workers’ compensation as well as expenses to support increased system-wide sales as a result of acquisitions and organic growth, particularly the MRINetwork acquisition. Workers' compensation expense was approximately $1.5 million for the third quarter of 2023, compared to a net benefit of approximately $1.3 million in the third quarter of 2022.

Excluding workers’ compensation and impairment of notes receivable, SG&A expenses in the third quarter of 2023 increased 34.1% year-over-year and represented 49.5% of total revenue for the quarter compared to 43.6% of total revenue in the prior year period. This is the second consecutive quarter it has decreased both in absolute dollars and as a percentage of total revenue and is reflective of the progress made integrating MRINetwork, especially in light of the economic environment.

Depreciation and amortization in the third quarter of 2023 was approximately $699 thousand compared to $497 thousand in the third quarter of 2022. The increase of $202 thousand was primarily due to additional amortization stemming from acquisitions.

Other miscellaneous income for the third quarter of 2023 was approximately $117 thousand, compared to other miscellaneous expense of $99 thousand for the third quarter of 2022.

Interest and other financing expense in the third quarter of 2023 was approximately $302 thousand compared to $99 thousand for the third quarter of 2022. Interest and other financing expense will fluctuate as the Company utilizes the line of credit for acquisitions or other short-term liquidity needs. Due to the acquisition of MRINetwork in the fourth quarter of 2022, coupled with subsequent working capital needs, HireQuest carried a larger balance on its line of credit for the quarter ended September 30, 2023.

Income tax expense was approximately $518 thousand, a net effective tax rate of 24.5%, for the three months ended September 30, 2023. Income tax expense for the prior year period was $946 thousand, a net effective tax rate of 18.6%. The net effective tax rate is primarily driven by the federal Work Opportunity Tax Credit and windfall tax deductions related to stock-based compensation and overall limits on executive compensation.

Net income from continuing operations in the third quarter of 2023 decreased 61.5% to $1.6 million, or $0.12 per diluted share, compared to net income from continuing operations of $4.1 million, or $0.30 per diluted share, in the third quarter last year.

Adjusted EBITDA for the third quarter of 2023 was $3.7 million compared to $6.5 million in the third quarter last year.

Year-To-Date 2023 Financial Results

Franchise royalties for the nine-months ended September 30, 2023, were $26.9 million compared to $21.2 million for the same period in 2022, an increase of 26.9%. Service revenue was $1.2 million compared to $1.7 million in the prior-year period. Total revenue was $28.1 million compared to $22.9 million in the same year-ago period, an increase of 22.8%.

SG&A expenses in for the nine-months ended September 30, 2023 were $17.8 million compared to $8.0 million for the same period of 2022. Workers’ compensation expense was approximately $2.3 million in nine-months ended September 30, 2023 compared to a net benefit of $2.1 million.

Excluding workers’ compensation and impairment of notes receivable, SG&A expenses increased 53.9% year-over-year for the nine-months ended September 30, 2023 and represented 54.0% of total revenue compared to 43.1% for the prior nine-month period in 2022.

For the nine-months ended September 30, 2023, other miscellaneous income was approximately $259 thousand, compared to expense of $2.0 million for the nine-months ended September 30, 2023. The income in the 2023 period is primarily related to gross rent from leasing excess space at our corporate headquarters to third-party tenants.

Net income from continuing operations in the year-to-date period for 2023 was $6.0 million, or $0.44 per diluted share, compared to net income from continuing operations of $9.4 million, or $0.69 per diluted share, in the same year-ago period.

Adjusted EBITDA for the nine-months ended September 30, 2023 was $12.2 million compared to $17.7 million in the same year-ago period.

Balance Sheet and Capital Structure

Cash was $1.1 million as of September 30, 2023, compared to $3.0 million as of December 31, 2022. Total assets were $105.2 million as of September 30, 2023. Total liabilities were $42.2 million.

Working capital as of September 30, 2023, was $19.1 million compared to $15.2 million as of December 31, 2022.

At September 30, 2023, assuming continued covenant compliance, availability under the line of credit was approximately $23.2 million based on eligible collateral, less letter of credit reserves, bank product reserves, and current advances.

On September 15, 2023, the Company paid a quarterly cash dividend of $0.06 per share of common stock to shareholders of record as of September 1, 2023. The Company intends to pay a $0.06 cash dividend on a quarterly basis, but the declaration of any dividend and the exact amount each quarter will be based on its business results and financial position, and is subject to board of director discretion.

Conference Call

HireQuest will hold a conference call to discuss its financial results.

Date:	Wednesday, November 8, 2023
Time:	4:30 p.m. Eastern time
Toll-free dial-in number:	877-545-0523
International dial-in number:	973-528-0016
Entry Code:	556737

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

The conference call will be broadcast live and available for replay at https://www.webcaster4.com/Webcast/Page/2359/49328 and via the investor relations section of HireQuest’s website at www.hirequest.com.

A replay of the conference call will be available through November 22, 2023.

Toll Free: 877-481-4010

International: 919-882-2331

Replay Passcode: 49328

About HireQuest

HireQuest, Inc. is a nationwide franchisor of direct dispatch, executive search, and commercial staffing solutions for HireQuest Direct, HireQuest, Snelling, HireQuest Health, DriverQuest, TradeCorp, MRINetwork, SearchPath Global, and Northbound Executive Search franchised offices across the United States. Through its national network of over 400 franchisee-owned offices across the United States, HireQuest provides employment for approximately 81,000 individuals annually that work for thousands of customers in numerous industries including construction, light industrial, manufacturing, hospitality, clerical, medical, travel, financial services, and event services. For more information, visit www.hirequest.com.

Important Cautions Regarding Forward-Looking Statements

This news release includes, and the company’s officers and other representatives may sometimes make or provide certain estimates and other forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act, including, among others, statements with respect to future economic conditions, future revenue or sales and the growth thereof; operating results; anticipated benefits of acquisitions, or the status of integration of those entities; the declaration, or not, of future dividends; and other similar statements. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods.

While the company believes these statements are accurate, forward-looking statements are not historical facts and are inherently uncertain. They are based only on the company’s current beliefs, expectations, and assumptions regarding the future of its business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. The company cannot assure you that these expectations will occur, and its actual results may be significantly different. Therefore, you should not place undue reliance on these forward-looking statements. Important factors that may cause actual results to differ materially from those contemplated in any forward-looking statements made by the company include the following: the level of demand and financial performance of the temporary staffing industry; the financial performance of the company’s franchisees; changes in customer demand; the effects of any global pandemic including the impact of COVID-19; economic uncertainty caused by macroeconomic trends including potential inflation or a recessionary environment; uncertainty in the supply chain or economy caused by Russia’s invasion of Ukraine; the relative success or failure of acquisitions and new franchised offerings; the extent to which the company is successful in gaining new long-term relationships with customers or retaining existing ones, and the level of service failures that could lead customers to use competitors’ services; significant investigative or legal proceedings including, without limitation, those brought about by the existing regulatory environment or changes in the regulations governing the temporary staffing industry and those arising from the action or inaction of the company’s franchisees and temporary employees; strategic actions, including acquisitions and dispositions and the company’s success in integrating acquired businesses including, without limitation, successful integration following any of our various acquisitions; disruptions to the company’s technology network including computer systems and software; natural events such as severe weather, fires, floods, and earthquakes, or man-made or other disruptions of the company’s operating systems; and the factors discussed in the “Risk Factors” section and elsewhere in the company’s most recent Annual Report on Form 10-K and the quarterly reports on Form 10-Q filed thereafter.

Any forward-looking statement made by the company or its management in this news release is based only on information currently available to the company and speaks only as of the date on which it is made. The company and its management disclaim any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time, based on the occurrence of future events, the receipt of new information, or otherwise, except as required by law.

Non-U.S. GAAP Financial Measures

This document contains supplemental financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Management uses these non-U.S. GAAP measures in its analysis of the Company’s performance. These measures should not be considered a substitute for U.S. GAAP basis measures nor should they be viewed as a substitute for operating results determined in accordance with U.S. GAAP. Management believes the presentation of non-U.S. GAAP financial measures that exclude the impact of specified items provide useful supplemental information that is essential to a proper understanding of the Company’s financial condition and results. Non-U.S. GAAP measures are not formally defined under U.S. GAAP, and other entities may use calculation methods that differ from those used by us. As a complement to U.S. GAAP financial measures, our management believes these non-U.S. GAAP financial measures assist investors in comparing the financial condition and results of operations of financial institutions due to the industry prevalence of such non-U.S. GAAP measures. See the tables below for a reconciliation of these non-U.S. GAAP measures to the most directly comparable U.S. GAAP financial measures.

Company Contact:

HireQuest, Inc.

David Hartley, Vice President of Corporate Development

(800) 835-6755

Email: cdhartley@hirequest.com

Investor Relations Contact:

IMS Investor Relations

John Nesbett/Jennifer Belodeau

(203) 972-9200

Email: hirequest@imsinvestorrelations.com

- Tables Follow -

HireQuest, Inc.

Consolidated Balance Sheets

(in thousands, except par value data)	September 30, 2023	December 31, 2022
ASSETS
Current assets
Cash	$1,110	$3,049
Accounts receivable, net of allowance for doubtful accounts	50,171	45,728
Notes receivable	926	817
Prepaid expenses, deposits, and other assets	3,278	1,833
Prepaid workers' compensation	666	503
Total current assets	56,151	51,930
Property and equipment, net	4,321	4,353
Workers’ compensation claim payment deposit	1,469	1,231
Franchise agreements, net	21,866	23,144
Other intangible assets, net	10,292	10,690
Goodwill	5,870	5,870
Other assets	122	325
Notes receivable, net of current portion and reserve	3,742	2,675
Intangible asset held for sale - discontinued operations	1,405	3,065
Total assets	$105,238	$103,283
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$210	$448
Line of credit	14,409	12,543
Term loans payable	510	704
Other current liabilities	2,622	3,408
Accrued payroll, benefits, and payroll taxes	4,594	5,602
Due to franchisees	10,990	9,846
Risk management incentive program liability	521	877
Workers' compensation claims liability	3,222	3,352
Total current liabilities	37,078	36,780
Term loan payable, net of current portion	219	3,291
Deferred tax liability	43	60
Workers' compensation claims liability, net of current portion	2,419	2,573
Franchisee deposits	2,481	2,325
Total liabilities	42,240	45,029
Commitments and contingencies (Note 8)
Stockholders' equity
Preferred stock - $0.001 par value, 1,000 shares authorized; none issued	-	-
Common stock - $0.001 par value, 30,000 shares authorized; 13,982 and 13,918 shares issued, respectively	14	14
Additional paid-in capital	33,972	32,844
Treasury stock, at cost - 40 shares	(146)	(146)
Retained earnings	29,158	25,542
Total stockholders' equity	62,998	58,254
Total liabilities and stockholders' equity	$105,238	$103,283

HireQuest, Inc.

Consolidated Statement of Income

(unaudited)

	Three months ended		Nine months ended
(in thousands, except per share data)	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Franchise royalties	$8,894	$7,420	$26,920	$21,217
Service revenue	377	429	1,198	1,677
Total revenue	9,271	7,849	28,118	22,894
Selling, general and administrative expenses	6,354	2,111	17,824	7,989
Depreciation and amortization	699	497	2,096	1,518
Income from operations	2,218	5,241	8,198	13,387
Other miscellaneous income (expense)	117	(99)	259	(2,021)
Interest income	83	51	197	198
Interest and other financing expense	(302)	(99)	(1,155)	(256)
Net income before income taxes	2,116	5,094	7,499	11,308
Provision for income taxes	518	946	1,530	1,871
Net income from continuing operations	1,598	4,148	5,969	9,437
Income (loss) from discontinued operations, net of tax	(115)	98	151	304
Net income	$1,483	$4,246	$6,120	$9,741

Basic earnings (loss) per share
Continuing operations	$0.12	$0.30	$0.44	$0.70
Discontinued operations	(0.01)	0.01	0.01	0.02
Total	$0.11	$0.31	$0.45	$0.72

Diluted earnings (loss) per share
Continuing operations	$0.12	$0.30	$0.44	$0.69
Discontinued operations	(0.01)	0.01	0.01	0.02
Total	$0.11	$0.31	$0.45	$0.71

HireQuest, Inc.

Non-U.S. GAAP - Reconciliation of Net Income to Adjusted EBITDA

(unaudited)

	Three months ended		Nine months ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Net income	$1,483	$4,246	$6,120	$9,741
Interest expense	302	99	1,155	256
Provision for income taxes	518	946	1,530	1,871
Depreciation and amortization	699	497	2,096	1,518
WOTC related costs	68	157	339	450
EBITDA	3,070	5,945	11,240	13,836
Non-cash compensation	306	584	928	1,194
Acquisition related charges, net	66	10	(274)	2,397
Impairment of notes receivable	300	-	300	234
Adjusted EBITDA	$3,742	$6,539	$12,194	$17,661